Exhibit 2.1

Dated 29th May 2024

DUMAINE INTERNATIONAL LIMITED

and

PADACHI M VENTURE LIMITED

SHARE SWAP AGREEMENT

relating to the entire issued share capital of

PROSPECT FOCUS LIMITED

Hastings & Co.

5/F, Gloucester Tower
The Landmark

11 Pedder Street
Central, Hong Kong

THIS AGREEMENT is made on the 29th day of May 2024

BETWEEN:-

(1)	DUMAINE INTERNATIONAL LIMITED, a limited liability company incorporated under the laws of the British Virgin Islands, having its registered office situated at 3rd Floor, J&C Building, P.O. Box 362, Road Town, Tortola, British Virgin Islands, VG1110 (the “Vendor”); and

(2)	PADACHI M VENTURE LIMITED, a limited liability company incorporated under the laws of the British Virgin Islands, having its registered office situated at Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands, VG1110 (the “Purchaser”).

WHEREAS:-

(A)	Prospect Focus Limited (the “Company”) is a private company with limited liability incorporated in Hong Kong having 100 issued shares of an issued share capital of HK$l00. Details of the Company as at the date hereof are set out in Schedule 1.

(B)	DMD Venture Limited is a company limited by shares incorporated under the laws of the British Virgin Islands (“DMD”). As at the date hereof, the issued shares of DMD and the issued shares of the Vendor are both held as to 55% and 45% by Mr. MIAO Tai Wai David and Mr. MIAO Duncan, respectively.

(C)	The Vendor has agreed to sell, and the Purchaser has agreed to purchase, the Sale Shares (as defined below) upon and subject to the terms and conditions set out herein.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless otherwise expressed or required by the context, the following expressions shall have the following meanings:

“Business Day”	means a day on which banks are generally open for business in Hong Kong, except a Saturday, a Sunday or public holiday;

“Companies Ordinance”	means the Companies Ordinance (Cap.622 of the Laws of Hong Kong);

“Completion”	means the completion of the sale and purchase of the Sale Shares pursuant to Clause 4;

“Completion Date”	means the date on which completion of the transactions set out in Clause 4.1 is to take place;

“Consideration”	means the consideration for the purchase of the Sale Shares set out in Clause 3;

“Consideration Shares”	means 10 new class B ordinary shares of US$0.00001 each in the capital of the Listco;

“Encumbrance”	means any interest or equity of any person (including any right to acquire, option or right of pre-emption), voting arrangement, mortgage, charge, pledge, bill of sale, lien, deposit, hypothecation, assignment or any other encumbrance, priority or security interest or arrangement or interest under any contract or trust or any other third-party interest of whatsoever nature over or in the relevant shares, assets or property;

“Group”	means the Company and the Subsidiaries;

“Hong Kong”	means the Hong Kong Special Administrative Region of the People’s Republic of China;

“HK$”	means Hong Kong Dollars, the lawful currency of Hong Kong;

“Listco”	means Kandal M Venture Limited, an exempted company incorporated in the Cayman Islands with limited liability on 16 January 2024, the shares of which are intended to be listed on the Nasdaq Capital Market;

“Parties”	means the parties to this Agreement;

“Sale Shares”	means 100 issued shares of an issued share capital of HK$I 00 of the Company held by the Vendor, being the entire issued share capital of the Company as at the date of this Agreement to be sold and purchased pursuant to this Agreement;

“Subsidiaries”	means the subsidiaries of the Company from time to time;

“Warranties”	means the Vendor’s warranties set out in Schedule 2;

“US$”	means United States Dollars, the lawful currency of the United States of America; and

“%”	means per cent.

1.2	The headings to the Clauses of this Agreement are for ease of reference only and shall be ignored in interpreting this Agreement.

1.3	Reference to Recitals, Clauses, Schedules and Annexure, are references to recitals, clauses, schedules and annexure of or to this Agreement which shall form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the Recitals, Clauses, Schedules and Annexure.

1.4	In this Agreement, words importing the singular include the plural and vice versa, words importing one gender include every gender and references to a person include any public body and any body of persons, corporate or unincorporated.

1.5	In this Agreement (save as otherwise expressly stated herein), references to any statues or statutory provision or any rule or regulation (whether or not having the force of law) shall be construed as references to the same as amended, varied, modified, consolidated or re-enacted from time to time (whether before or after the date of this Agreement) and to any subordinate legislation made under such statutory provision.

2	SALE AND PURCHASE OF THE SALE SHARES

Subject to the terms and conditions contained in this Agreement, the Vendor shall as the legal and beneficial owner sell, and the Purchaser shall, in reliance on the Warranties, purchase the Sale Shares free from all Encumbrances and together with all rights attaching thereto as at the Completion Date.

3	CONSIDERATION

In consideration of the sale by the Vendor of the Sale Shares to the Purchaser, the Purchaser shall procure the Listco to allot and issue the Consideration Shares to DMD (at the instruction of the Vendor), all credited as fully paid in the capital of the Listco.

4	COMPLETION

4.1	Completion shall take place during business hours on the Completion Date at the office of the Purchaser or such other place as may be mutually agreed in writing by the Parties when all (but not part) of the following businesses shall be transacted simultaneously:

(a)	The Vendor shall deliver to the Purchaser the following:

(i)	a sold note and an instrument of transfer in favour of the Purchaser in respect of the Sale Shares duly executed by the Vendor;

(ii)	a copy of the board resolutions of the Company approving:

(I)	the transfer of the Sale Shares in favour of the Purchaser under the terms of this Agreement; and

(II)	the registration of the Purchaser as the shareholder of the Sale Shares upon presentation of the instrument of transfer for the Sale Shares; and

(iii)	application for subscription of Consideration Shares by DMD; and

(iv)	a copy of the board and shareholders’ resolutions of the Vendor approving the execution and performance of this Agreement and the distribution of Consideration Shares to DMD (at the instruction of shareholders of the Vendor).

(b)	The Purchaser shall deliver to the Vendor the following:

(i)	a copy of the board resolutions of the Purchaser approving the execution and performance of this Agreement; and

(ii)	copies of the shareholders’ resolutions and board resolutions of the Listco:

(A)	approving and effecting the allotment and issue of the Consideration Shares;

(B)	approving and authorising the execution and issue of a share certificate in respect of the Consideration Shares;

(C)	approving the entering of the name of DMD in the register of members of the Listco; and

(iii)	a share certificate in respect of the Consideration Shares.

4.2	Each of the Parties shall not be obliged to complete this Agreement until the Vendor and the Purchaser have fully complied with the requirements as set out in Clause 4.1 respectively.

5	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

5.1	The Vendor represents and warrants to the Purchaser that the Recitals of this Agreement and each of the Warranties set out in Schedule 2 is as at the date of this Agreement and will be for all times up to and including the date of Completion, remain true, accurate and not misleading in any respect.

5.2	The Warranties shall be deemed to be repeated as at Completion as if all references herein to the date hereof were references to the date of Completion.

5.3	The Vendor acknowledges that the Purchaser has entered into this Agreement in reliance upon the Warranties, notwithstanding any information regarding the Group which may otherwise have come into the possession of the Purchaser or of which the Purchaser might have known or had constructive knowledge.

5.4	The liabilities of the Vendor in relation to the Warranties shall not be diminished or affected for reason of the Purchaser having conducted due diligence on the Group.

5.5	Each of the Warranties shall be separate and independent and, except as expressly provided to the contrary, shall not be limited by reference to or inference from any other Warranty or any other term of this Agreement.

5.6	The rights, including rights of rescission, conferred on the Purchaser by this Agreement are in addition and without prejudice to all other rights and remedies available to the Purchaser and no exercise or failure to exercise a right under this Agreement or otherwise or to invoke a remedy shall constitute a waiver of that right or remedy by the Purchaser.

5.7	The Vendor shall promptly disclose to the Purchaser in writing after it becomes aware of, any matter, event or circumstance which may arise or become known to the Vendor after the date of this Agreement and before Completion, which is inconsistent with any of the Warranties or may render any of them misleading; has caused or may cause any material adverse effect on the business, operations, prospects or financial condition of the Group; or affect the ability of the Vendor to perform or observe any of its obligations, undertakings or covenants under this Agreement.

5.8	The Vendor shall not and shall procure each member of the Group not to do, permit or procure any act or omission before the Completion which will cause the Vendor to be in breach of any of the Warranties, or which would make any of the Warranties untrue, inaccurate or misleading in any respect.

5.9	The Vendor undertakes to indemnify and keep indemnified the Purchaser from and against any payment made or required to be made by any member of the Group or the Purchaser as a result of or in connection with any breach of any of the Warranties and undertakings given herein and all claims, liabilities, losses, costs and expenses which the Purchaser may suffer or incur or which may be made against the Purchaser either before or after the commencement of and arising out of, or in respect of, any action in connection with:

(a)	the settlement of any claim that any of the Warranties is untrue or misleading or any of the Warranties has been breached in any material aspects;

(b)	any legal proceedings taken by the Purchaser claiming that any of the Warranties is untrue or misleading or any of the Warranties has been breached and in which judgment is given for the Purchaser; and

(c)	the enforcement of any such settlement or judgment.

5.10	The Purchaser’s rights in respect of each of the Warranties (including but not limited to right under Clause 5.9) shall survive Completion and continue in full force and effect notwithstanding Completion.

6	SEVERABILITY

If at any time any one or more provisions hereof is or becomes invalid, illegal, unenforceable or incapable of performance in any respect, the validity, legality, enforceability or performance of the remaining provisions hereof shall not thereby in any way be affected or impaired.

7	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the Parties in connection with the subject matter of this Agreement and supersedes all previous proposals, representations, warranties, agreements or undertakings relating thereto whether oral, written or otherwise and (save as expressly provided or reserved herein) neither Party has relied on any such proposals, representations, warranties, agreements or undertakings.

8.	AMENDMENT

Any amendment to this Agreement shall only be effective if it is in writing and signed by the Parties.

9.	TIME

9.1	Time shall be of the essence of this Agreement.

9.2	No time or indulgence given by any Party to the other shall be deemed or in any way be construed as a waiver of any of its rights and remedies hereunder.

10.	ASSIGNMENT

This Agreement shall be binding on and shall enure for the benefit of the successors and assigns of the Parties but shall not be assigned by any Party without the prior written consent of the other Party.

11.	NOTICES AND OTHER COMMUNICATION

11.1	Any notice or other communication to be given under this Agreement shall be in writing and delivered personally or sent by pre-paid post. Any such notice or communication shall be sent to the Party to whom it is addressed. Any notice or other communication given or made under this Agreement shall be delivered personally or sent by pre-paid post at the address of the relevant Party set out below (or such other address as the addressee has by five (5) Business Days prior written notice specified to the other parties hereto):

To the Vendor	Address:	15/F., Pacific Trade Centre, 2 Kai Hing Road, Kolwoon Bay, Kowloon, Hong Kong

	Attention:	Mr. Duncan MIAO

To the Purchaser	Address:	15/F., Pacific Trade Centre, 2 Kai Hing Road, Kolwoon Bay, Kowloon, Hong Kong

	Attention:	Mr. Duncan MIAO

11.2	Any such notice, demand or communication shall be deemed to have been duly served

(a)	if given or made by letter within Hong Kong, two (2) Business Days after posting; and

(b)	if given or made by letter outside Hong Kong, seven (7) Business Days after posting.

12.	COSTS AND EXPENSES

Each of the Parties shall bear his/its own legal and professional fees, costs and expenses of and incidental to the negotiation, preparation, finalisation, execution and completion of this Agreement and the performance hereof. The stamp duty (if any) incurred in connection with sale and purchase of the Sale Share shall be borne by the Vendor and the Purchaser in equal shares.

13.	COUNTERPART

This Agreement may be executed in one or more counterparts, each of which so executed shall constitute an original and all of which together individually or otherwise executed by all Parties will constitute one and the same document.

14.	TERMINATION

The Parties hereto may at any time terminate this Agreement by agreement in writing.

15.	GOVERNING LAW & JURISDICTION

This Agreement, the rights and obligations of the Parties is governed by, and shall be construed and interpreted in all respects in accordance with the laws of Hong Kong and the Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Hong Kong.

SCHEDULE 1

Particulars of the Company

Name	:	PROSPECT FOCUS LIMITED

Date and Place of Incorporation	:	3 November 2016, Hong Kong

Business Registration Number	:	66854847

Registered Office	:	15/F., Pacific Trade Centre, 2 Kai Hing Road, Kolwoon Bay, Kowloon, Hong Kong

Issued Share Capital	:	HK$100

No. of Issued Shares	:	100 ordinary shares

Shareholder	:	Dumaine International Limited - 100%

Director	:	Mr. Duncan MIAO

SCHEDULE 2

The Warranties

The Vendor represents and warrants to and covenants and undertakes with the Purchaser that as at the date of this Agreement and Completion:

1	Capacity and authority of Vendor

(a)	The Vendor has full power and authority to enter into and perform this Agreement and all other documents to be executed by it pursuant to this Agreement which constitute, or when executed will constitute, obligations binding on the Vendor in accordance with their terms.

(b)	The execution, delivery and performance of this Agreement by the Vendor do not and will not violate in any respect any provision of any law or regulation or any order or decree of any governmental authority, agency or court of Hong Kong or any jurisdiction or any contract or undertaking to which any of the Vendor is a party.

(c)	No consent, licence, approval or authorisation of or filing or registration with or other requirement of any government department, authority or agency in Hong Kong is required of the Vendor in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

2	Ownership of Sale Shares

(a)	The Sale Shares are legally and beneficially owned by the Vendor.

(b)	There is no existing nor is there any arrangement or agreement to create any Encumbrance on or affecting Sale Shares and the Vendor has the right to transfer to the Purchaser and will on Completion transfer the legal and beneficial title to the Sale Shares free from all Encumbrances.

(c)	The Sale Shares were allotted and issued as fully paid, or credited as fully paid in accordance with the memorandum and articles of association of the Company and in compliance with all relevant laws of the jurisdiction in which it is incorporated.

(d)	The Sale Shares constitute the entire issued share capital of the Company as at the date of this Agreement.

3	Details of each member of the Group

(a)	Each member of the Group is duly incorporated and validly existing under the law of its place of incorporation.

(b)	Each member of the Group has the corporate power and authority to own or hold assets and to transact and to carry on the business it transacts and proposes to transact.

(c)	None of the members of the Group has issued or granted or agreed to issue or grant any option, warrant, convertible security or other right which is outstanding and affords any person the right to purchase or otherwise acquire any of the shares or any other equity interest of a member of the Group. None of the members of the Group is subject to any obligation (contingent or otherwise) to purchase or otherwise acquire any shares of its securities or equity interest.

(d)	The information relating to the Company in Schedule 1 is accurate and complete.

4	Compliance with legal requirements

(a)	No outstanding notices have been served on a member of the Group in respect of any contravention or non-compliance with or alleged contravention or alleged non-compliance with any obligation statutory or otherwise.

(b)	Each member of the Group has obtained all licences, consents and approvals required for or in connection with the carrying on of its business now being carried on. They are in full force and effect and so far as the Vendor is aware, there is nothing that would result in the revocation, suspension or modification of any of those licences, consents or approvals or that would prejudice their renewal.

5	Winding-up

(a)	None of the members of the Group is insolvent or unable to pay its debts within the meaning of the Companies Ordinance.

(b)	No order has been made, petition presented or resolution passed for the winding-up of any member of the Group; no distress, execution or other process has been levied and remains undischarged in respect of any member of the Group; and there is no outstanding judgment or court order against any member of the Group in connection with the same nor has any application been made for the making of an administration order or notice of intention to appoint an administrator been filed at court, or served on a creditor with the benefit of a floating charge.

(c)	No steps have been taken for the appointment of an administrator or administrative receiver or receiver over the whole or any part of a Group member’s assets or undertaking.

(d)	No floating charge created by any member of the Group has crystallised and there are no circumstances likely to cause such a floating charge to crystallise.

IN WITNESS whereof the Parties have signed this Agreement the day and year first above written.

SIGNED by Duncan MIAO	)
for and on behalf of	)
Dumaine International Limited	)
in the presence of:	)

SIGNED by Duncan MIAO	)
for and on behalf of	)
Padachi M Venture Limited	)
in the presence of:	)